Exhibit 99.1

NEWS RELEASE
Contact: Alan Hill
SI International
703-234-6854
alan.hill@si-intl.com

SI International to Acquire Bridge Technology Corporation

Acquisition Broadens Customer Base with Intelligence Platform

RESTON, VA – December 1, 2004 – SI International, Inc. (Nasdaq:SINT), an information technology and network solutions (IT) company, announced today that it has signed a definitive merger agreement to acquire Bridge Technology Corporation.  The acquisition supports SI International’s strategic growth goals to broaden its customer base into the intelligence agencies, and strengthen and broaden its portfolio of mission-critical solutions.  The acquisition of Bridge Technology will provide SI International with a platform to offer its existing practice areas directly to the intelligence agencies within the Federal government.

Bridge Technology, a privately-held company headquartered in Columbia, MD, provides solutions to the Defense intelligence agencies in areas such as program management, acquisition management, logistics management, systems engineering, software engineering, and business process reengineering.  Established in 2000, Bridge Technology has approximately 140 employees with approximately 90 percent holding security clearances.  Bridge Technology’s primary clients are major Defense intelligence agencies.

“We believe that the acquisition of Bridge Technology will establish a solid foundation for SI International to take advantage of the growth in the intelligence sector. The acquisition will greatly improve our presence within Defense intelligence agencies and bring new core competencies that enhance SI International’s practice areas,” said Ray Oleson, Chairman and CEO of SI International.  “Bridge Technology has a highly talented team of professionals with a track record of success in supporting high priority intelligence programs.”

Lou Gould, Bridge Technology CEO added, “We are very excited about the opportunities this union will create for our customers and employees.  Our clients will benefit from SI International’s expertise in mission-critical information technology services, and from the resources of a larger company. Our employees will have increased opportunities for growth and professional development. Bridge Technology is an excellent fit with SI International’s corporate culture of building and maintaining long-term customer relationships, while providing state-of-the-practice solutions.”

The terms of the definitive merger agreement provide that SI International will acquire the capital stock of Bridge Technology for $30 million in cash.  SI International will pay the purchase price with its cash-on-hand and borrowings from its credit facility.  SI International and Bridge Technology plan to close the transaction within the next 30 days.  For the trailing twelve months ended September 30, 2004, Bridge Technology had revenues of approximately $22.2 million and operating income of approximately $3.5 million.

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The consummation of the acquisition is subject to a number of conditions, including SI International obtaining the approval of its Board of Directors and the satisfactory completion of its due diligence investigation.  There can be no assurances that the acquisition will be consummated.

About SI International: SI International, a member of the Russell 2000 index, is a provider of information technology and network solutions (IT) primarily to the Federal government.  The company combines technological and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  More information about SI International can be found at www.si-intl.com.

About Bridge Technology: Bridge Technology, a small veteran-owned business, provides solutions to the Defense intelligence agencies in areas such as program management; acquisition, technology, and logistics management; systems engineering; network design and management consulting services; business process re-engineering; and, financial management system implementation and consulting.

This press release contains various remarks about the future expectations, plans and prospects of SI International, Inc. that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  The actual results of SI International, Inc. may differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including the following risks and uncertainties that relate specifically to the acquisition: (i) the risk that the transaction will not be consummated, including as a result of any of the conditions precedent; (ii) the ability to obtain government approvals required for closing the acquisition; (iii) the risk that the Bridge Technology businesses will not be integrated successfully into SI International; (iv) the risk that the expected benefits of the acquisition may not be realized, including the realization of accretive effects from the acquisition; and (v) SI International’s increased indebtedness after the acquisition.  Other non-acquisition related risks and uncertainties include: differences between authorized amounts and amounts received by SI International under government contracts; government customers’ or prime contractors’  failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; SI International’s ability to attract and retain qualified personnel; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K/A filed by SI International, Inc. with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov.

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